NEWS RELEASE

2901 Butterfield Road           Oak Brook, Ill. 60523

www.inland-investments.com

FOR IMMEDIATE RELEASE

DATE:	September 16, 2014
CONTACT:	Alyssa Templeton, Inland Marketing & Communications, Inc. (630) 218-2887 alyssa.templeton@inlandgroup.com

Inland Real Estate Income Trust, Inc.

Announces Agreement to Purchase a $318 Million Retail Portfolio

Oak Brook, Ill. – Inland Real Estate Income Trust, Inc. (“Inland Income Trust”) announced today that it has signed a definitive agreement to purchase a 15-property portfolio of retail centers located across eight states, totaling approximately two million square feet, from Kite Realty Group Trust (NYSE:KRG) (“Kite Realty”) for an estimated purchase price of $318 million. The acquisition is expected to close in two tranches on or before December 15, 2014 and March 16, 2015, respectively, subject to the satisfaction of customary closing conditions.

The properties are a combination of grocery and power centers that are collectively 96.14 percent leased to 174 tenants. Inland Real Estate Acquisitions, Inc., who previously sought out and purchased these properties for Inland Diversified Real Estate Trust, Inc. (“Inland Diversified”), assisted Inland Income Trust with identifying the retail portfolio and negotiating the purchase of the properties at the same average effective cap rate as the overall 60-property portfolio of Inland Diversified that was acquired by Kite Realty in the merger with Inland Diversified earlier this year. In addition, familiarity with the properties and purchasing them off-market resulted in a savings for Inland Income Trust in broker and due diligence costs.

The following properties will be included in the transaction:

1)	Eastside Junction, Athens, Alabama
2)	Harvest Square, Harvest, Alabama
3)	Prattville Town Center, Prattville, Alabama
4)	Fairgrounds Crossing, Hot Springs, Arkansas
5)	Heritage Square, Conyers, Georgia
6)	Regal Court, Shreveport, Louisiana
7)	The Shoppes at Branson Hills, Branson, Missouri
8)	Branson Hills Plaza, Branson, Missouri
9)	Shoppes at Hawk Ridge, Lake St. Louis, Missouri
10)	Whispering Ridge, Omaha, Nebraska
11)	Landing Ocean Isle Beach, Ocean Isle, North Carolina
12)	Walgreens Plaza, Jacksonville, North Carolina
13)	Copps Grocery Store, Stevens Point, Wisconsin
14)	Fox Point, Neenah, Wisconsin
15)	Shoppes at Prairie Ridge, Pleasant Prairie, Wisconsin

-more-

NEWS RELEASE

2901 Butterfield Road           Oak Brook, Ill. 60523

www.inland-investments.com

About Inland Real Estate Income Trust, Inc.

Inland Real Estate Income Trust, Inc. was formed to acquire, directly or through joint ventures, a portfolio of commercial real estate located throughout the United States. Inland Real Estate Income Trust, Inc. is focused on acquiring primarily core multi-tenant retail assets. Inland Real Estate Income Trust, Inc. is sponsored by Inland Real Estate Investment Corporation.

This press release contains “forward-looking statements” made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The statements may be identified by terminology such as “may,” “would,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “seek,” “appears,” or “believe.” Such statements reflect the current view of Inland Income Trust with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the uncertainties that may affect the ability of the parties to satisfy conditions to closing, general economic conditions, unforeseen events affecting the real estate industry or particular markets, and other factors detailed under “Risk Factors” in Inland Income Trust’s most recent Form 10-K and subsequent Form 10-Qs on file with Securities and Exchange Commission.

Although Inland Income Trust believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Inland Income Trust undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to Inland Income Trust or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

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